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                        [LETTERHEAD OF BORDEN & ELLIOT]


                                 July 31, 1996


Canadian Drawn Steel Company Inc.
155 Chatham Street
Hamilton, Ontario
L8P 2B7

Dear Sirs/Mesdames:

           Re: Bar Technologies Inc. - Offering of 91,609 Units consisting of $91,609,000 13 1/2% Senior Secured Notes due 2001 of
                Bar Technologies Inc. and 91,609 Warrants to purchase shares of Class A Common Stock

           We have acted as special counsel in the Province of Ontario to Canadian Drawn Steel Company Inc. (the "Subsidiary"), a corporation incorporated under the laws of Canada, in connection with certain transactions relating to
(i) the purchase agreement dated 28 March 1996 (the "Purchase Agreement") among Bar Technologies Inc. ("Bartech"), the Subsidiary, the other guarantors listed on the signature pages thereof and the Initial Purchaser signatory thereto (the "Initial Purchaser"); and (ii) certain documents in favour of United States Trust Company of New York, as collateral agent and/or secured party and/or trustee thereunder.

           In that connection, we have examined, among other documents, originals, or copies certified or otherwise identified to our satisfaction of the following executed documents which, we were informed by Messrs. Cahill Gordon & Reindel, (and we so assume) were delivered on or prior to the date hereof.

           1. the indenture (the "Indenture") dated as of 1 April 1996 among Bartech, as issuer, the Subsidiary, as guarantor, and others;

           2. the guarantee made by the Subsidiary in favour of the Initial Purchaser pursuant to the Indenture; and

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           3.   the certificate of the secretary of the Subsidiary (the
                "Certificate of the Secretary") dated 2 April 1996 (a photocopy of an executed copy of which is attached hereto as Appendix "A")
                (i) confirming that each of the resolutions of the sole shareholder of the Subsidiary of the execution, delivery and performance of the Documents has been duly passed, and (ii) setting forth the names and specimen signatures of the officers of the Subsidiary authorized to execute and deliver the Documents;

(the documents described in numbers 1 and 2 above being hereinafter collectively referred to as the "Documents").

           We have also examined such statutes, certificates and other documents, and have considered such questions of law, as we have deemed necessary or appropriate to enable us to render the opinions hereinafter set forth. In all such examinations, we have assumed the genuineness of all signatures, the legal capacity at all relevant times of any natural persons signing any documents, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified or true copies or as reproductions (including documents received by facsimile machine) and the accuracy of all certificates of public officials and officers of the Subsidiary.

           We are qualified to practise law only in the Province of Ontario. We have made no investigation of the laws of any jurisdiction other than, and the opinions hereinafter set forth are confined to, the laws of the Province of Ontario and the federal laws of Canada applicable in Ontario, as in force at the date of the Documents.

           In expressing our opinion set forth in paragraph 2 below we have, with your permission, relied solely upon the Certificate of the Secretary as to
(i) the due authorization by the Subsidiary of the execution, delivery and performance of the Documents and (ii) the due execution by the Subsidiary of the Documents.

           Based and relying upon, and subject to, the foregoing and to the assumptions hereinafter expressed, we are of the opinion that:

           1. The Subsidiary has all necessary corporate power and corporate authority to execute and deliver, and to perform its obligations under the Documents.

           2. The execution, delivery and performance by the Subsidiary of the Documents has been duly authorized by all necessary corporate action on the Subsidiary's part and the Documents have been duly executed and delivered by the Subsidiary.

           3. No consent, approval, authorization, license, qualification or order of, or filing or registration with, any court, governmental department or regulatory authority, is necessary under the federal laws of Canada or the laws of the Province of Ontario as a condition to the lawful execution and delivery by the Subsidiary of the Documents or the performance of its obligations thereunder.

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           In rendering the opinions set forth above, we have assumed without independent enquiry that:

           (a) there has occurred due execution and delivery of both of the Documents by each of the parties thereto, other than the Subsidiary, and of all other documentation in connection therewith; and

           (b) Both Documents have been duly authorized, executed and delivered by, and are enforceable in accordance with their respective terms against every party thereto, other than the Subsidiary.

           We express no opinion as to the enforceability of any of the Documents and we express no opinion on the Documents to the extent that they may constitute or give rise to financial assistance by the Subsidiary (within the meaning of Section 44 of the Canada Business Corporations Act) to any party related to the Subsidiary other than Bartech.

           This opinion speaks only as of the date of the execution of the Documents. This opinion is rendered to you solely for use in connection with the transaction described above and the filing by Bartech of a Registration Statement on Form S-4 with the Securities and Exchange Commission of the United States of America in connection with the transaction described above and we hereby consent to this opinion being filed with the Schedule(s) hereto as an exhibit to the said Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus included therein. This opinion may not be relied upon for any other purpose, nor quoted from or referred to in any other document, without our prior written consent.

                                Very truly yours,

                                /s/ Borden & Elliot

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